Exhibit 10.33
Purchase and Sale Agreement
     This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 18th day of January, 2007 by and between CNL HOTELS & RESORTS, INC. and the other owners identified on Schedule A attached hereto and made a part hereof by this reference (collectively, the “Seller”) and ASHFORD SAPPHIRE ACQUISITION LLC (the “Buyer”).
RECITALS
     A. Reference is hereby made to that certain Agreement and Plan of Merger by and among MS Resort Holdings LLC, a Delaware limited liability company (“Parent”), MS Resort Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, MS Resort Purchaser LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, Buyer and Seller dated as of the date hereof (the “Merger Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.
     B. Seller owns (i) the fee or leasehold interest in each of the Properties (as hereinafter defined), and (ii) directly or indirectly, a limited partner interest and the sole general partner interest (collectively, the “Joint Venture Interests”) pursuant a joint venture agreement (each, a "Joint Venture Agreement”) in the joint ventures and in the percentages identified on Schedule A (collectively, the “Joint Ventures”). The Joint Ventures own the eighteen (18) properties identified on Schedule A (each, a “Joint Venture Property” and, collectively, the “Joint Venture Properties”).
     C. Pursuant to the Merger Agreement, Seller desires to sell to Buyer the Properties and the Joint Venture Interests, and Buyer desires to buy the Properties and the Joint Venture Interests from Seller, all on and subject to the terms and conditions set forth in the Merger Agreement and herein.
1.	Agreement to Purchase and Sell. In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller hereby agrees to sell all of the Properties and the Joint Venture Interests to Buyer and Buyer, and/or its nominee(s), agree to buy all of the Properties and the Joint Venture Interests from Seller for the Purchase Price (as hereinafter defined), payable as provided below and otherwise on and subject to the terms and conditions contained herein and in the Merger Agreement.

2.	Description of the Property.

The Properties consist of the following:

Each of the hotel and/or resort properties or the leasehold interests therein (the “Land”) as listed on Schedule A attached hereto (other than the Joint Venture Properties) together with (i) all of Seller’s right, title and interest in all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the “Appurtenances”); (ii) all of Seller’s right, title and interest in all improvements, fixtures, buildings, and structures presently located on the Land and all apparatus, equipment and appliances affixed to the Land or located within such improvements, buildings, or structures and affixed thereto and used in connection with the operation or occupancy of such improvements, fixtures, buildings and structures including without limitation, heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garage disposal, recreation, or other services on or to such improvements, fixtures, buildings and/or structures (collectively, the “Improvements”); (iii) all of Seller’s right, title and interest in all items of tangible personal property consisting of furniture, furnishings, china, glassware, silverware, cutlery, kitchen equipment and utensils, vehicles, inventories of food and beverages in opened or unopened cases, in-use or reserve stock of linens, towels, paper goods, soap, cleaning supplies and the like, and other tangible personal property of every kind and nature located in the Improvements, to the extent assignable (collectively, the “Tangible Personal Property”); and (iv) all of Seller’s right, title, and interest in and to all intangible personal property owned or possessed by Seller and used exclusively in connection with the ownership, lease, or operation of the Improvements, including without limitation all service, supply, operating and maintenance contracts (collectively, the “Service Contracts”), any leases, contracts and agreements pertaining to facilities not located on a Property but that are necessary, beneficial or related to the operation of a Property, including, without limitation, use agreements for local golf courses, parking contracts or leases, garage contracts or leases, storm water management agreements, equipment leases (collectively, the “Equipment Leases”), space leases (collectively, the “Space Leases”), licenses, permits and approvals required by any governmental or quasi-governmental agency (collectively, the “Licenses and Permits”), business records, plans and specifications pertaining to the Improvements and/or the Tangible Personal Property, websites, FTP files, advance bookings and reservations, Management Agreements or Franchise Agreements (as defined in Section 5 hereof), third party warranties and guaranties relating to the Improvements, the Tangible Personal Property, or any part thereof, all to the extent assignable (collectively, the “Intangible Personal Property”). The Land, Appurtenances, Improvements, Tangible Personal Property, and Intangible Personal Property are, with respect to each hotel and/or resort property collectively referred to as a “Property” and all such hotels and/or resort properties are collectively referred to as the “Properties”).

3.	Purchase Price; Allocations for Tax Purposes. The purchase price (the “Purchase Price”) for the Properties and the Joint Venture Interests is Two Billion Four Hundred One Million Three Hundred Sixteen Thousand One Hundred Twenty-nine Dollars ($2,401,316,129.00), provided, however, that Buyer shall have the right, in its sole discretion, to adjust such Purchase Price, up or down, by up to an aggregate amount of Three Hundred Million Dollars ($300,000,000.00), which adjustment shall not affect the aggregate amount payable to Seller under the Merger Agreement and this Agreement. The Purchase Price (as so adjusted) shall be payable in cash or other good funds at the Closing after credit of an amount equal to the sum of the outstanding principal balances as of the Closing Date of (i) all mortgage indebtedness encumbering any Property, and (ii) Seller’s proportionate share of all mortgage and mezzanine indebtedness secured by a lien encumbering any Joint Venture Property.

Buyer shall allocate the Purchase Price among the Properties and the Joint Venture Interests, and further with respect to each Property among the Land, Improvements, and Tangible and Intangible Personal Property, and further respect to the Joint Venture Interests, with the related interests of the taxable REIT subsidiaries leasing the Joint Venture Properties. No later than thirty (30) days after the Closing Date (as defined in Section 4 hereof), Buyer shall deliver to Seller a schedule of the Purchase Price allocation (the “Allocation Schedule”) and a copy of IRS Form 8594 prepared in accordance with the Allocation Schedule. Buyer and Seller shall each timely file (i) IRS Form 8594 in the form prepared by Buyer, and (ii) all other tax returns in a manner consistent with such IRS Form 8594 and the Allocation Schedule. Neither Buyer nor Seller shall take any position for federal tax purposes that is inconsistent with such IRS Form 8594 or the Allocation Schedule.

4.	Closing.

Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur through an escrow agent to be selected by Seller and Buyer (the “Escrow Agent”). Closing shall take place at 10:00 a.m. at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019 or such other mutually agreed upon location on the date (the “Closing Date”) that is the Final Condition Satisfaction Date under the Merger Agreement. If for any reason the Final Condition Satisfaction Date does not occur pursuant to the Merger Agreement and/or the Merger Agreement is terminated for any reason, then this Agreement shall be void ab initio and of no force or effect, and, except as provided in Section 9 hereof which shall survive the termination of this Agreement, the parties shall have no liability to each other hereunder.

5.	Seller’s Closing Deliveries. On the Closing Date, Seller shall deliver or cause to be delivered at its expense each of the following items to the Escrow Agent:
(i)	For each Property or portion thereof owned in fee by Seller, a special warranty deed duly executed and acknowledged by Seller conveying the relevant Land and Improvements to Buyer, such special warranty deed to be in the form customary in the jurisdiction in which such Land is located;

(ii)	For each Property or portions thereof as to which Seller owns a leasehold interest under a ground lease (each, a “Ground Lease”), a counterpart of an assignment and assumption of Seller’s interest in the Ground Lease (without warranty) (each, a “Ground Lease Assignment”) duly executed and acknowledged by Seller transferring such leasehold interest to Buyer, such Ground Lease Assignment (without warranty) to be in a form satisfying all applicable requirements in the Ground Lease and otherwise in the form customary in the jurisdiction in which such Property is located;

(iii)	For each Joint Venture, a counterpart of an assignment and assumption of the Joint Venture Interests (without warranty) (the “Joint Venture Assignment”) whereby Seller assigns to Buyer all of Seller’s right, title, and interest in the Joint Venture Interests (without warranty) and Buyer assumes all of Seller’s obligations under the Joint Venture arising from and after the Closing Date, such Joint Venture Assignment (without warranty) to be in the form required in the Joint Venture Agreement and otherwise in form and content customary in the jurisdiction where such Joint Venture was formed;

(iv)	For each Joint Venture that has entered into an operating lease (each, an “Operating Lease”) with respect to its Joint Venture Property, if required by Buyer, either (A) an assignment of the interest of the lessee (each, an “Operating Lessee”) in the Operating Lease duly executed by the Operating Lessee (an “Operating Lease Assignment”), or (B) a termination of the Operating Lease, at no cost to Buyer, duly executed by the Joint Venture and the Operating Lessee (each, an “Operating Lease Termination”); provided, however, with respect to the Courtyard Philadelphia Downtown hotel, Seller shall execute and deliver an Operating Lease Assignment with respect to the Operating Lease with City Annex Tenant Corporation;

(v)	For each Property, a bill of sale (without warranty) duly executed by Seller and Operating Lessee conveying to Buyer and/or Buyer’s designated operating lessee, as the case may be, all right, title and interest of Seller and Operating Lessee in and to the Tangible Personal Property, the Intangible Personal Property, and all assignable third party warranties and guaranties relating to the Improvements, the Tangible Personal Property, or any part thereof, such bill of sale (without warranty) to be in form and content customary in the jurisdiction where such Property is located;

(vi)	For each Joint Venture Property for which an Operating Lease Assignment or an Operating Lease Termination is delivered pursuant to this Agreement, a bill of sale (without warranty) duly executed by the Operating Lessee conveying to Buyer or Buyer’s designated operating lessee, as the case may be, all right, title and interest of Operating Lessee, if any, in and to the Tangible Personal Property, the Intangible Personal Property, and all assignable third party warranties and guaranties relating to the Improvements, the Tangible Personal Property, or any part thereof, such bill of sale (without warranty) to be in form and content customary in the jurisdiction where such Joint Venture Property is located;

(vii)	For each Property, an assignment and assumption agreement (without warranty) (each, a “Assignment and Assumption Agreement”) duly executed by Seller and

Operating Lessee, whereby Seller and Operating Lessee assigns to Buyer or Buyer’s operating lessee (without warranty) all of their respective right, title, and interest in the Service Contracts, Space Leases, Equipment Leases, and Licenses and Permits, and Buyer and/or Buyer’s designated operating lessee assumes all obligations of Seller and Operating Lessee thereunder arising from and after the Closing Date, such Assignment and Assumption Agreement (without warranty) to be in form and content customary in the jurisdiction where such Property is located;

(viii)	For each Joint Venture Property for which an Operating Lease Assignment or Operating Lease Termination is delivered pursuant to this Agreement, an assignment and assumption agreement (without warranty) an Assignment and Assumption Agreement duly executed by Operating Lessee, whereby Operating Lessee assigns to Buyer or Buyer’s designated operating lessee (without warranty) all of its right, title, and interest in the Service Contracts, Space Leases, Equipment Leases, and Licenses and Permits and Buyer or Buyer’s designated operating lessee assumes all obligations of Operating Lessee thereunder arising from and after the Closing Date, such Assignment and Assumption Agreement (without warranty) to be in form and content customary in the jurisdiction where such Joint Venture Property is located;

(ix)	For each Property that is subject to a management agreement (each, a “Management Agreement”), an assignment and assumption of the Management Agreement (without warranty) (each, a “Management Agreement Assignment”) duly executed by Operating Lessee, whereby Operating Lessee assigns to Buyer or Buyer’s designated operating lessee all right, title, and interest in the Management Agreement (without warranty) and Buyer or Buyer’s designated operating lessee assumes all of Operating Lessee’s obligations thereunder arising from and after the Closing Date, such Management Agreement Assignment to be in form and content customary in the jurisdiction where such Property is located;

(x)	For each Joint Venture Property for which an Operating Lease Assignment or Operating Lease Termination is delivered pursuant to this Agreement and that is subject to a Management Agreement , a Management Agreement Assignment (without warranty) duly executed by Operating Lessee, whereby Operating Lessee assigns to Buyer or Buyer’s designated operating lessee all right, title, and interest in the Management Agreement (without warranty) and Buyer or Buyer’s designated operating lessee assumes all of Operating Lessee’s obligations thereunder arising from and after the Closing Date, such Management Agreement Assignment to be in form and content customary in the jurisdiction where such Joint Venture Property is located;

(xi)	For each Property subject to a franchise agreement (each, a “Franchise Agreement”) (a) an assignment and assumption of the Franchise Agreement (without warranty) (each, a “Franchise Agreement Assignment”) duly executed by Operating Lessee whereby Operating Lessee assigns to Buyer or Buyer’s designated operating lessee all right, title, and interest of Operating Lessee in the

Franchise Agreement (without warranty) and Buyer or Buyer’s designated operating lessee assumes all obligations of Operating Lessee thereunder arising from and after the Closing Date, or (b) if Buyer elects, in Buyer’s sole and absolute discretion, to enter into or cause its designated operating lessee to enter into a replacement franchise agreement, a termination of the Franchise Agreement (each, a “Franchise Agreement Termination”), provided that if Seller or Operating Lessee has obtained franchisor consent to the Franchise Agreement Assignment or as a franchisee under a replacement franchise agreement as required under the Merger Agreement, Buyer may elect to so terminate the Franchise Agreement only if the franchisor waives all claims against Operating Lessee resulting from the Franchise Agreement Termination for termination fees, liquidated damages or similar fees related to such termination or Buyer agrees to indemnify and hold harmless Operating Lessee from all such claims;

(xii)	For each Joint Venture Property for which an Operating Lease Assignment or an Operating Lease Termination is delivered pursuant to this Agreement and that is subject to a Franchise Agreement, (A) a Franchise Agreement Assignment duly executed by Operating Lessee whereby Operating Lessee assigns to Buyer or Buyer’s designated operating lessee all right, title, and interest of Operating Lessee in the Franchise Agreement (without warranty) and Buyer or Buyer’s designated operating lessee assumes all obligations of Operating Lessee thereunder arising from and after the Closing Date, or (B) if Buyer elects, in Buyer’s sole and absolute discretion, to enter into or cause its designated operating lessee to enter into a replacement franchise agreement, a Franchise Agreement Termination, provided that if Seller, the Joint Venture, or Operating Lessee has obtained franchisor consent to the Franchise Agreement Assignment or as a franchisee under a replacement franchise agreement as required under the Merger Agreement, Buyer may elect to so terminate the Franchise Agreement only if the franchisor waives all claims against Operating Lessee resulting from the Franchise Agreement Termination for termination fees, liquidated damages or similar fees related to such termination or Buyer agrees to indemnify and hold harmless Operating Lessee from all such claims;

(xiii)	A certificate or certificates of non-foreign status, each duly executed and acknowledged by Seller, in a form satisfying the requirements under the applicable Treasury Regulations issued pursuant to § 1445 of the Code;

(xiv)	Customary affidavits sufficient for a nationally recognized title insurance company issuing to Buyer and/or Buyer’s mortgagee an owner’s or mortgagee’s policy of title insurance, respectively, for each Property (the “Title Company”) to delete any exceptions for parties in possession (other than tenants under Leases) and mechanic’s or materialmen’s liens and such other customary gap and owner’s affidavits relating to such title insurance policy as the Title Company may reasonably request in a form reasonably acceptable to Seller;

(xv)	Evidence reasonably satisfactory to Buyer and the Title Company of Seller’s authority to convey the Properties or Seller’s interests in the Ground Leases pursuant to this Agreement in form and substance reasonably satisfactory to Buyer and the Title Company;

(xvi)	Any and all transfer and/or recordation tax returns, declarations of value, affidavits of consideration, or other documents required from Seller under applicable law or regulations or necessary for recordation of the deeds or the Ground Lease Assignments in the land records of the jurisdiction where each Property is located; and

(xvii)	Such other instruments as Buyer may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Seller except in a nominal amount.
6.	Buyer’s Closing Deliveries. On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:
(i)	For each Property or portions thereof as to which Seller owns a leasehold interest, a counterpart of the applicable Ground Lease Assignment duly executed and acknowledged by Buyer;

(ii)	For each Property, a counterpart of the applicable Assignment and Assumption Agreement, Management Agreement Assignment, or Franchise Agreement Assignment, duly executed and acknowledged by Buyer;

(iii)	For each Joint Venture, a counterpart of the Joint Venture Assignment, duly executed and acknowledged by Buyer;

(iv)	Any and all transfer and/or recordation tax returns, declarations of value, affidavits of consideration, or other documents required from Buyer under applicable law or regulations or necessary for recordation of the deeds or the Ground Lease Assignment in the land records of the jurisdiction where each Property is located; and

(v)	Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Buyer except in a nominal amount.
7.	Prorations and Adjustments.

There shall be no adjustment of the Purchase Price based on the proration of revenues or expenses relating to the Properties or the Joint Ventures or for any other reason.

8.	Closing Costs.

Buyer shall pay all city, county, and other stamp, recordation and transfer taxes payable in connection with the sale of the Properties, Joint Venture Interests or Seller’s interest in the Ground Leases. Buyer shall pay the cost of all title insurance premiums, endorsements, and surveys.

9.	Brokerage. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement except as may be provided in the Merger Agreement. Buyer and Seller hereby agree to indemnify, defend and hold one another harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees due or alleged to be due as a result of the indemnifying party’s actions in connection with the transaction contemplated by this Agreement. The representations, warranties, covenants and agreements contained in this Section 9 shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

10.	Post-Closing.

Immediately after Closing, for each Property, Seller shall deliver to Buyer a termination of each lease between Seller (or any subsidiary of Seller) and any taxable REIT subsidiary of Seller (or such subsidiary) relating to one or more assets acquired by Buyer hereunder.

11.	Assignment. Buyer may assign or transfer its rights under this Agreement to one or more nominees, but no such assignment or transfer shall relieve Buyer from any of its obligations under this Agreement and Buyer shall remain primarily liable for the obligations of the Buyer hereunder.

12.	Notices. Any notice required or permitted to be delivered under this Agreement shall be given in accordance with the applicable provisions in the Merger Agreement.

13.	Captions. The captions used in connection with the Sections of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

14.	Amendments.

This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer’s permitted assignee or permitted transferee). The parties agree that if any of the properties (each, a “Whitehall Property”) owned by Seller (or a subsidiary of Seller) that are under contract under that certain Marketed Portfolio Purchase and Sale Agreement the “New Century Agreement”) between Seller (or a subsidiary of Seller) and W2005 New Century Hotel Portfolio, L.P. (“New Century”) are not purchased by New Century before the closing under the Merger Agreement, this Agreement shall be amended to include as a Property any such Whitehall Property not so purchased by New Century, and the Purchase Prices under this Agreement shall be increased based on the purchase prices for such Whitehall Properties under the New Century Agreement.

15.	Choice of Law.

This Agreement shall be construed under and in accordance with the laws of the State of Maryland.

16.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart. Facsimile transmission or email transmission of a pdf copy of any signed original document shall be deemed the same as delivery of an original.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

CNL HOTELS & RESORTS, INC.,
on behalf of itself and its subsidiaries shown as “owners” of the
Properties and/or Joint Venture Interests

By: /S/ GREERSON G. MCMULLEN
Name: Greerson G. McMullen
Title: Executive Vice President

BUYER:

ASHFORD SAPPHIRE ACQUISITION LLC

By: /S/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Legal Officer

SCHEDULE A
List of Owners of the Properties and Joint Ventures
PROPERTIES:

Name of Owner	Name/Location of Property Owned	Fee or Leasehold
RFS Partnership, LP	Hilton Birmingham Perimeter Park	Deed — Fee Simple

CNL New Orleans Hotel, LP	JW Marriott New Orleans	Assignment and
Assumption of
Ground Lease

CNL Bridgewater Hotel Partnership, LP	Bridgewater Marriott	Fee Simple — Deed

CNL BWI Hotel, LP	Baltimore-Washington International	Fee Simple — Deed
Airport Marriott

CNL Plano Hotel, LP	Dallas/Plano Marriott at Legacy Town	Fee Simple — Deed
	Center	and Assignment and
Assumption of Ground Lease

CNL Seattle Waterfront Hotel, LP	Seattle Marriott Waterfront	Fee Simple — Deed

CNL Hotel Investors, Inc.	Marriott Suites Market Center	Fee Simple — Deed

CNL Tampa International Hotel Partnership, LP	Renaissance Tampa at International Plaza	Sub-Ground Leasehold

CY-SF Hotel Partnership, LP	Courtyard San Francisco Downtown	Fee Simple — Deed

RFS Partnership, L.P.	Hyatt Regency Coral Gables	Fee Simple — Deed

Montreal Hotel Jersey Trust	Hyatt Regency Montreal	Fee Simple — Deed

CNL LLC C-Hotel Management, LP	Courtyard Marriott Village at Lake Buena Vista	Fee Simple — Deed

CNL LLB SHS Management, LP	SpringHill Suites Marriott Village at Lake Buena Vista	Fee Simple-— Deed

CNL LLB F-Inn Management, LP	Fairfield Inn Marriott Village at Lake Buena Vista	Fee Simple — Deed

CNL Hotel MMI-4, LP	Courtyard Basking Ridge	Fee Simple — Deed

RFS Partnership, LP	Courtyard Edison — Raritan Center	Fee Simple — Deed

Name of Owner	Name/Location of Property Owned	Fee or Leasehold
CNL Hotel MMI-4, LP	Courtyard Newark — Silicon Valley	Fee Simple — Deed

CNL Hotel MMI-4, LP	Courtyard Oakland Airport	Fee Simple — Deed

CNL Hotel Investors, Inc.	Courtyard Dallas Plano in Legacy Park	Fee Simple — Deed

CNL Hotel Investors, Inc.	Courtyard Scottsdale Old Town	Fee Simple — Deed

CNL Hotel Investors, Inc.	Courtyard Seattle Downtown — Lake Union	Fee Simple — Deed

RFS SPE 2 1998 LLC	Residence Inn Kansas City	Fee Simple — Deed

RFS SPE 2000, LLC	Residence Inn Torrance — Redondo Beach	Fee Simple — Deed

CNL Hospitality Partners LP	Residence Inn Atlanta — Buckhead (Lenox Park)	Fee Simple — Deed

CNL Hotel Investors, Inc.	Residence Inn Las Vegas Hughes Center	Fee Simple — Deed

CNL Hotel MMI-4, LP	Residence Inn San Jose — Newark	Fee Simple — Deed

CNL Hotel Investors, Inc.	Residence Inn Phoenix Airport	Fee Simple — Deed

CNL Hotel Investors, Inc.	Residence Inn Dallas Plano	Fee Simple — Deed

RFS SPE 2 2000 LLC	Residence Inn Atlanta Perimeter West	Fee Simple — Deed

CNL Hotel MMI-4, LP	SpringHill Suites Manhattan Beach — Hawthorne	Fee Simple — Deed

CNL Hotel MMI-4, LP	SpringHill Suites Philadelphia — Plymouth Meeting	Fee Simple — Deed

CNL Hotel MMI-4, LP	SpringHill Suites Richmond — Virginia Center	Fee Simple — Deed

CNL Hotel MMI-4, LP	TownePlace Suites Los Angeles — Manhattan Beach	Fee Simple — Deed

JOINT VENTURES:

Joint Venture	Name/Location of Properties Owned	Seller’s Ownership Interest
	Courtyard Philadelphia Downtown	89% member interest from
CNL Philadelphia Annex	Annex	CNL Hospitality Partners,
LLC	Philadelphia, PA	LP

1. Hilton LaJolla Torrey Pines
CNL HHC Partners III, LP	La Jolla, CA	75%

2. Capital Hilton
	Washington, DC	(74.9% limited partner
interest from CNL
Hospitality Partners LP,
and 0.10% general partner
interest from CNL HHC III,
LLC*)

1. Hilton Dallas -- Lincoln Centre
CNL HHC Partners II, LP	Dallas, TX	75%

2. Hilton Tucson El Conquistador
	Resort	(74.9% limited partner
	Tucson, AZ	interest from CNL
Hospitality Partners LP,
	3. Hilton Rye Town	and 0.10% general partner
	Rye Brook, NY	interest from CNL HHC II, LLC)

4. Embassy Suites Orlando Airport
Orlando, FL

5. Embassy Suites Santa Clara
Santa Clara, CA

6. Embassy Suites Crystal City
Arlington, VA

7. Doubletree Crystal City
Arlington, VA

1. Hilton Miami Airport
CNL HHC Partners, LP	Miami, FL	70%

	2. Hilton Suites Auburn Hills	(69.9% limited partner
	Auburn Hill, MI	interest from CNL
Hospitality Partners LP,
	3. Hilton Costa Mesa	and 0.10% general partner
	Costa Mesa, CA	interest from CNL HHC, LLC*)

4. Embassy Suites Portland
Portland, OR

Joint Venture	Name/Location of Properties Owned	Seller’s Ownership Interest
	1. Courtyard Hartford
CNL IHC Partners, LP	Manchester, CT	85%

	2. Residence Inn Hartford
	Manchester, CT	(84.9% limited partner
		interest from CNL
		Hospitality Partners LP,
		and 0.10% general partner
	3. Hampton Inn Houston Galleria	interest from CNL IHC, LLC*)
	Houston, TX

Dearborn Hotel	Hyatt Regency Dearborn,	85%
Partners, LP	Dearborn, MI

		(84.5% limited partner
		interest from CNL
		Hospitality Partners LP,
		and 0.5% general partner
		interest from Dearborn
		Hotel GP LLC*)

*	Buyer may elect, in its sole discretion, to require Seller to convey to Buyer 100% of the member interests in the general partner of any or all of the Joint Ventures, in lieu of conveying the general partnership interest in such Joint Venture(s).